Exhibit 10(a)

Offer Letter
Start Date: October 31, 2018
CEO Appointment Effective Date: November 1, 2018

Cash Compensation: The two components of your cash compensation will include base salary and participation in the Kimball International, Inc. 2016 Annual Cash Incentive Plan, as amended (the “Annual Cash Incentive Plan”).

Base salary: $800,000 annually, paid bi-weekly

Annual Cash Incentive Plan: Effective on your start date, you will begin participating in the Annual Cash Incentive Plan, with a target payout of 80% of your base salary (at the category 1 level plus 40 percentage points), and with a maximum payout of 120% of your base salary. For fiscal years 2019 and 2020, your minimum payout under the Annual Cash Incentive Plan will be 50% of your base salary, regardless of the performance of Kimball International, Inc. (the “Company”) in such fiscal years. Annual Cash Incentive Plan payments are paid out in August and December of each year based on the Company’s performance in the prior fiscal year and will begin for you in August 2019. If your employment is terminated before a scheduled payment date, you will not be entitled to receive that cash incentive payment or any subsequent cash incentive payment under the Annual Cash Incentive Plan, unless your termination is due to your death, permanent disability and/or Retirement. Solely for your purposes, “Retirement” under the Annual Cash Incentive Plan shall mean any termination of your employment, other than for Cause, occurring at or after you have attained the minimum retirement age under the governmental retirement system for the applicable country (age 62 in the United States), or at or after you have reached the age of 55 and have a combination of age plus years of Continuous Service as an executive officer of the Company equal to or greater than 65 and you comply with the process for approval of Retirement established by the Company. “Cause” and “Continuous Service” shall have the meanings set forth in the Annual Cash Incentive Plan.

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Since you are a new employee and will not immediately start receiving incentive compensation payments based on your participation in the Annual Cash Incentive Plan (all incentive payments are made in the following fiscal year based on the Company’s performance in the prior fiscal year), you will be paid the Annual Cash Incentive Bridge Payments set forth below to transition you in to the Annual Cash Incentive Plan.

•	Annual Cash Incentive Bridge Payments will be paid on or about the 15th day of the following months at the following amounts (with appropriate deductions, including payroll taxes):

◦	$106,000 in December 2018

◦	$320,000 in June 2019

◦	$107,000 in August 2019

◦	$107,000 in December 2019

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You must be employed by the Company on the date an Annual Cash Incentive Bridge Payment is made to receive such Annual Cash Incentive Bridge Payment. If your employment with the Company ends prior to your full transition into the Annual Cash Incentive Plan and before you receive all Annual Cash Incentive Bridge Payment set forth above, you will not be eligible to receive the remaining Annual Cash Incentive Bridge Payment.

Stock-based Incentive Compensation: Commensurate with your responsibilities as Chief Executive Officer of the Company, a significant component of your total compensation will be through stock-based incentives. The dollar value of all equity awards granted set forth herein will be converted into a set number of shares or units based on the closing stock price of the Company’s stock price on the day prior to the appointment date (October 31, 2018) and such awards will be granted on November 1, 2018.

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Annual Performance Share Award: This performance-based award will be earned based on the Company’s consolidated return on capital (“Return on Capital”) for fiscal year 2019. For fiscal year 2019, “Return on Capital” shall mean Adjusted Net Income divided by the result of Total Assets (excluding Cash and Investments) less Total Liabilities (excluding Debt) for the Company. “Adjusted Net Income” is defined as net income adjusted for the following non-operating items: investment in the corporate venture capital fund/growth acceleration fund/innovation fund up to a maximum of $2 million; all costs related to the CEO transition except the CEO’s base salary as determined by the revised employment agreement through his retirement date plus the newly appointed CEO’s normal cash and stock compensation costs beginning after retirement date (Example of costs to be excluded are, but not in its entirety, retirement-related compensation cost related to CEO’s revised employment agreement, recruiting fees, one-time costs paid to an external hire (buyout of previous stock comp plan, sign-on bonus, relocation costs)); the impact of any non-operating event causing destruction of or damage to Company property; the effects of acquisitions, both capital and earnings/loss, during the fiscal year of the acquisition and the costs associated with due diligence; and any fines/penalties assessed as a result of the GSA matter to the extent they exceed $4 million. The actual number of shares of the Company’s common stock (“Common Stock”) that will be issued to you in August or September 2019 following the end of the fiscal year shall be determined based on the Company’s consolidated Return on Capital for fiscal year 2019 according to the following targets, which have been established for fiscal year 2019:

FY 2019 Return on Capital	Actual Shares to be Issued
42%	200% of Target shares
37%	100% of Target shares
26%	50% of Target shares
<26%	0

For any Return on Capital between 26% and 37%, or between 37% and 42%, the payout percentage of the target shares shall be interpolated.

This annual stock incentive program provides you the opportunity to increase the number of shares earned above the target number of shares by helping the Company achieve Return on Capital above the 37% targeted level.

The annual performance share award is subject to the terms and conditions of the Kimball International, Inc. 2017 Stock Incentive Plan (the “2017 Stock Plan”) and the terms and conditions of the applicable award agreement that will be entered into between the Company and you with respect to such award.

The value of the targeted number of annual performance shares that will be awarded to you for fiscal year 2019 is $53,333.

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Long Term Restricted Stock Unit Award: This time-based stock incentive encourages you and rewards you for delivering shareowner value by delivering results that increase the value of the Company’s Common Stock. If you meet the conditions of continuous service as outlined in the applicable award agreement on the vesting date, the number of shares of Common Stock set forth in the award agreement, plus the amount of any dividends accumulated on such shares from your start date until the vesting date as described in the award agreement, will be delivered to you as soon as practical after the vesting date with no restrictions. These restricted stock unit awards will also aid you in attaining your officer ownership expectation, which is 5 times your base salary.

The restricted stock units awards are subject to the terms and conditions of the 2017 Stock Plan and the terms and conditions of the applicable award agreements that will be entered into between the Company and you with respect to such awards.

The values of the restricted stock units that will be awarded to you are as follows:

◦	$166,167 vesting 06/30/2019

◦	$250,000 vesting 06/30/2020

◦	$250,000 vesting 06/30/2021

◦	Plus an additional sign-on bonus award of $1,500,000 vesting 06/30/2021

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Relative Total Shareholder Return Stock Award: This performance-based award will provide you with the opportunity to earn a number of shares of the Company’s Common Stock between 0% and 200% of the target number of shares set forth below. The number of shares that will be earned by you will depend on the performance of the Company’s Common Stock over a specified performance cycle relative to a group of peers, and will be determined based on the Company’s consolidated relative total shareholder return (“RTSR”) for such period, as follows:

RTSR	Performance Unit Payout as a Percent of Target
80th Percentile and above	200%
50th Percentile	100%
30th Percentile	50%
Less than 30th Percentile	0%

For any RTSR between the 30th and 50th percentiles or between 50th and 80th percentiles, the payout percentage of the target shares shall be interpolated. Notwithstanding the above, if the Company’s TSR for the applicable performance cycle is less than zero, the payout as a percentage of the target will not exceed 100%.

The RTSR awards are subject to the terms and conditions of the 2017 Stock Plan and the terms and conditions of the applicable award agreements that will be entered into between the Company and you with respect to such awards.
The value of your the targeted number of RTSR awards that will be awarded to you are as follows:

•	$500,000 vesting 06/30/2020

•	$500,000 vesting 06/30/2021

For FY’19, an Annual Performance Share award for $333,334 vesting 06/30/2019 will provide a transition into the RTSR long term incentive compensation program.

401(k) Retirement Plan: You are eligible for participation in our all U.S. employee 401(k) Retirement Plan and our Supplemental Retirement Plan (“SERP”).

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401(k) Retirement Plan: You are eligible to participate in our 401(k) Retirement Plan on your first day of employment. Unless you elect to start participating sooner or choose to opt out, you will be enrolled in the plan with a 3% pre-tax payroll deduction automatically starting around the 45th day of employment. Your pre-tax contribution rate will automatically increase by one percentage point each July. You can choose to contribute up to 50% of your pay on a pre-tax, traditional after-tax or Roth after-tax basis. Because you are over the age of 50, you are also eligible to make additional catch-up contributions each year.

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Supplemental Retirement Plan (SERP): Effective January 1, 2019, you will be eligible to participate in the Supplemental Retirement Plan. You may elect to defer up to 50% of your compensation into this supplemental retirement plan. Based on your compensation level, tax laws begin to limit your ability to fully participate in the Company’s 401(k) Retirement Plan. Accordingly, the SERP provides a vehicle to offset such effect and contribute greater amounts, in a non-qualified plan, towards your retirement. Participation in the SERP is optional and is simply a vehicle to meet your retirement saving goals if you max out the contributions you can make to the traditional 401(k) Retirement Plan.

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Company Contribution: Each year following the fiscal year end (June 30th), the Company will make a profit-sharing contribution to your retirement account. The Company’s contribution is not a matching contribution, which means it is not based on the percentage you personally contribute to your retirement account. The Company’s contributions are calculated based on your retirement-eligible wages during the plan year. All eligible employees currently receive a minimum 3% Company contribution.

Flex Benefits Plans: Eligibility for healthcare insurance is determined by hire date. You will be eligible to participate in our healthcare insurance plan on the first of the month following one full calendar month of active employment. Based on a hire date of October 31, 2018, your insurance eligibility date will be December 1, 2018. The plan offers the following types of coverage with any cost to you determined by the coverage and options you select: Healthcare, Dental, Short-Term Disability, Long-Term Disability, Employee Life Insurance, Family Life Insurance, Accidental Death and Dismemberment Insurance, Vision Insurance, Hospital Indemnity, and Accident and Critical Illness/Cancer Plans. These benefits may be changed or eliminated from year to year and the Company reserves the right to make such adjustments to any and all benefits offered to all employees as it deems appropriate. Any and all premiums payable by you based on your selections will be deducted from your biweekly paycheck. The details of these benefits are described in the attached document.
Executive Wellness: The Company’s healthcare benefit includes preventative care covered at 100%. As a member of the executive management team and to encourage quality care, the Company will pay the cost of travel-related expenses, including mileage or airfare and overnight expenses, for you and your legal spouse or same sex domestic partner (with a legal marriage certificate or proper registration under applicable state law) for travel to and from the physician or medical services facility of choice within the continental U.S.. Results of any examination under this executive wellness plan will remain confidential and private between you and your spouse /domestic partner and your selected physician(s). For your convenience, the Company has established access to executive health services at the Mayo Clinic and at IU Health in Indianapolis. At your request, we will be working with Emory Executive Health to add their service as an option for this benefit.

Paid Time Off: Two days of paid time off will be granted for the balance of calendar year 2018. Effective January 1, 2019, paid time off will be per normal Company practice, which provides 15 days annually and then increases based on milestone years of service. The Company offers flexibility that enables telecommuting and alternative hours in order to balance work and family commitments to complement the number of days offered under this benefit.

Holidays: The Company observes 9 paid holidays during the course of the calendar year. These include New Year’s Day, Memorial Day, Good Friday, Independence Day, Labor Day, Thanksgiving Day, the Friday after Thanksgiving, Christmas Eve and Christmas Day.

Reimbursed Relocation Expenses: You will be reimbursed for realtor and closing costs for the sale of your current residence, closing costs for the purchase of a weekday residence in Jasper, closing costs for the purchase of a permanent residence closer to Jasper, for a grand total not to exceed $250,000, and moving expenses associated with your belongings that are relocated from your current residence to a new permanent residence if desired. Temporary housing expense (rent at Jasper area hotel) and temporary automobile rental will be paid directly by the Company, up to the time when your weekday residence is completed which is expected to be within 6 months or no later than June 30, 2019.

Reimbursed Business Expenses: You will receive a Kimball International company credit card to be used for business expenses required for performance of your job. You will pay all non-credit card expenses up front, including office and transportation expenses required for the performance of your job; however, all reasonable and necessary expenses approved by the Company will be reimbursed when submitted on an approved expense report form (accompanied by required supporting documentation) within 30 days of the expenditure.

Technology Tools: You will be provided technology tools including a laptop computer, monitor, iPad and iPhone.
Employment Agreements: As a member of executive management, you will be eligible to enter into an Executive Employment Agreement and a Change in Control Agreement with the Company. A summary of the terms and conditions of those agreements is as follows:

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Pursuant to the Executive Employment Agreement, if your employment is terminated by the Company without Cause (as defined in the agreement) or by you for Good Reason (as defined in the agreement), the Company will provide compensation and benefits as follows:

•	base salary through the date of termination of employment;

•	any deferred and unpaid cash incentive amounts due for the immediately preceding fiscal year;

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(a) unless your termination occurs during the one-year period before a Change in Control (as defined in the agreement) or during the two-year period following a Change in Control, severance pay equal to the sum of your annual base salary at the highest rate in effect during the three years immediately preceding your last day of employment and the higher of either your target cash incentive for the period in which your last day of employment occurs or your average annual cash incentive award for the three annual cash incentive periods immediately preceding your last day of employment, plus a reimbursement payment of $50,000 (subject to cost-of-living adjustment) in lieu of continued welfare and fringe benefits, or (b) if your termination occurs during the one-year period before a Change in Control or the two-year period following a Change in Control, severance pay is determined by the terms of the Change in Control Agreement;

•	reimbursement for outplacement service costs up to $25,000;

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payments under the Annual Cash Incentive Plan and all performance-based equity awards previously awarded to you under the applicable stock plans but not yet vested will vest as if you remained employed by the Company and will be paid out in accordance with the terms of the applicable award agreement based on the actual performance results of the Company, while all service-based stock awards will become fully vested as of the date of separation; and

•	payment of all SERP benefit amounts, which will become fully vested.

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In addition, the Executive Employment Agreement imposes non-competition and non-solicitation obligations during the term of the employment and for a period of 12 months (or a shorter period, for an executive employed for fewer than 12 months) following termination of employment for any reason.

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Pursuant to the Change in Control Agreement, in the event of a Change in Control (as defined in the agreement), the Company will accelerate payment to you of an amount in cash, shares of Common Stock or a combination thereof equal to the value at the effective date of the Change in Control or the termination of employment, as applicable, of all options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, and Annual Cash Incentive Plan payments, all of which will become fully vested with all performance-based awards vesting at 100% of target (except that RTSR awards will vest and Annual Cash Incentive Plan awards will be paid on a pro-rata basis) (1) on the later of the date of termination or the effective date of the Change in Control (the “Termination Date”) if your employment is terminated without Cause or by you for Good Reason during the one-year period before, or the two-year period following, the Change in Control; and (2) on the effective date of the Change in Control without a termination of employment if any successor entity has not assumed the obligations with respect to such awards or has not substituted benefit rights that are at least as favorable to you as such awards. You will also become fully vested in the SERP and will receive all benefit amounts under that plan.

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In addition, upon a Change in Control Event, as soon as practicable following your termination date, you will receive severance pay in a sum equal to two times the sum of your annual base salary at the highest rate in effect during the three years immediately preceding your last day of employment and the higher of either your target annual cash incentive for the period in which your last day of employment occurs or your average annual cash incentive award for the three annual cash incentive periods immediately preceding your last day of employment. You will also receive a reimbursement amount equal to two times the product of $50,000 and a fraction, the numerator of which is the Employment Cost Index and the denominator of which is the Employment Cost Index for the first calendar quarter of 2015 for welfare and fringe benefit plan reimbursements. You will also be eligible for $25,000 in outplacement assistance during the first 12 months after separation from employment.

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If any payments under the Executive Employment Agreement or Change in Control Agreement are subject to excise tax (or any interest or penalties incurred due to excise tax) imposed by Section 409A of the Internal Revenue Code due to early payment of deferred compensation following separation without Cause or resignation for Good Reason or a change in control, You will be entitled to a supplemental payment as set forth in the respective agreements.

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The terms of the Executive Employment Agreement and the Change in Control Agreement are substantially the same as the agreements in place with the current executive management team.  This summary of these agreements is not intended to be complete and is qualified in its entirety by reference to the form of the Change in Control Agreement and the form of the Executive Employment Agreement attached hereto.

At-Will Employment: Other terms and guidelines for your employment are set forth in our employee handbook, which will be provided to you during your first week of employment. Unless expressly stated otherwise in writing, all employees of the Company or any of its brand units are considered at-will. This means that either you or the Company may terminate your employment at any time and for any reason. Neither this offer letter nor the employee handbook is considered to be a contract of employment or a contract of employment for any definite term. All terms and conditions of employment are subject to change at the sole and unilateral discretion of the Company. To the extent that the terms of any benefit plan documents conflict with the terms described in this offer letter, the plan documents shall control.
Prior to commencing employment, you would also have to meet the following conditions: eligibility to work in the U.S., successful drug screen (if not already completed), successful pre-employment screen (if applicable and not already completed) and signing this offer letter, the Executive Employment Agreement and Change in Control Agreements in the form attached to this offer, and any other agreements discussed as part of this offer.

Kristine L. Juster	Lonnie P. Nicholson
VP, Chief Administrative Officer

Date	Date

Attachments:
Executive Employment Agreement
Change in Control Agreement
Annual Cash Incentive Plan/Summary Plan Description
Retirement Plan/Summary Plan Description
Supplemental Retirement Plan/Summary Plan Description
Stock Incentive Plan and Awards Agreements
Flex Benefits Summary Plan Descriptions